EXHIBIT 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2006 (except for Notes S and T, as to which the date was June 1, 2006), relating to the financial statements of Effox, Inc. as of and for the years ended December 31, 2005 and December 31, 2004, included in CECO Environmental Corp.’s Current Report on Form 8-K/A filed April 5, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Jackson, Rolfes, Spurgeon & Co.

Cincinnati, Ohio

April 10, 2007